UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 25, 2005

Potomac Bancshares, Inc.

(Exact Name of Registrant as Specified in Charter)

West Virginia

(State of Other Jurisdiction of Incorporation)

0-24958

(Commission File Number)

55-0732247

(IRS Employer Identification No.)

111 E. Washington St., PO Box 906, Charles Town WV 25414-0906

(Address of Principal Executive Offices) (Zip Code)

304-725-8431

Registrant's telephone number, including area code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2--Financial Information

Item 2.02. Results of Operations and Financial Condition.

For Immediate Release July 25, 2005

Robert F. Baronner Jr. President and CEO of Potomac Bancshares announced the following unaudited results for the one bank holding company.

Net income for the six months ended June 30, 2005 was $1.891 million compared to $1.517 million for the same period last year, an improvement of 25%. Basic earnings were $.56 per share for the first six months of 2005 compared to $.45 for the six months ended June 30, 2004, an improvement of 24%. Diluted earnings were $.55 per share for the six months ended June 30, 2005 compared to $.45 for the same period in 2004, an increase of 22%. The 2004 earnings per share figures have been restated to reflect the 100% stock dividend paid March 15, 2005.

Total interest and dividend income for six months ended June 30, 2005 was $7.124 million compared to $5.625 million for the same six months in 2004. Non-interest income grew from $1.511 million at June 30, 2004 to $1.686 million for the first six months of 2005, an improvement of 12%.

Deposits, including the bank's daily cash management account, grew from $212.3 million at December 31, 2004 to $227.8 million at June 30, 2005, an increase of $15.5 million. Loans, net of reserve, grew from $177 million at year end 2004 to $197 million at June 30, 2005. Credit quality continues to be excellent, with net charge offs amounting to less than three basis points in 2005.

In conjunction with this performance the Board of Directors approved a third quarter dividend payment of 8.50 cents per share of common stock. This dividend will be paid on September 1st, 2005 to all shareholders of record on August 15, 2005. This represents the tenth consecutive quarter of increased dividends since we initiated the quarterly dividend in early 2003.

Potomac Bancshares, Inc. is a public company trading under the ticker symbol PTBS-OB. PTBS is the one bank holding company for Bank of Charles Town (BCT) located in Charles Town, West Virginia.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Potomac Bancshares, Inc.

/s/Robert F. Baronner, Jr.

Robert F. Baronner, Jr., President and CEO

July 25, 2005